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                         [NATIONAL TECHTEAM LETTERHEAD]


                                  NEWS RELEASE
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FOR IMMEDIATE RELEASE - MAY 5, 1999  International Provider of Computer Services


National TechTeam, Inc.
835 Mason Street, Suite 200
Dearborn, Michigan 48124                                      NASDAQ/NM - "TEAM"

CONTACT:

NATIONAL TECHTEAM, INC.
Victoria H. Neville
Director of Marketing, Communications and
Investor Relations


                NATIONAL TECHTEAM, INC. ANNOUNCES APPOINTMENT OF
                    PETER T. KROSS TO THE BOARD OF DIRECTORS



DEARBORN, MICHIGAN, May 5, 1999...NATIONAL TECHTEAM, INC., NASDAQ symbol ("TEAM") today announced that the Board of Directors has appointed Peter T. Kross to fill an open seat on the Board of Directors. Mr. Kross' board appointment was effective April 27, 1999. He will be included on the slate of directors standing for re-election at National TechTeam's May 26, 1999 Annual Meeting.

Mr. Kross currently is a Senior Vice President with Everen Securities, Inc., a New York Stock exchange member broker dealer firm. From 1963 to 1968, Peter Kross was employed by Coopers & Lybrand. Since 1969, Mr. Kross has been employed in various capacities in the investment consulting field. Between 1997 and 1998, Mr. Kross served on the Board of Directors of Dravo Corporation, a NYSE listed company, which was acquired in October of 1998 by Carmeuse Lime Incorporated.

"Mr. Kross brings a strong financial and investment background to the Board of Directors that will be a valuable addition to the Board's Audit and Compensation Committees," remarked William F. Coyro, Jr., Chairman of the Board of Directors for National TechTeam. "TechTeam's Board of Directors and Senior Management Team is very focused on growth and increasing shareholder value. Peter brings over 30 years experience in the securities industry and is a strong advocate of increasing shareholder value. I look forward to his contributions to our financial, investment and business strategies."


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                         [NATIONAL TECHTEAM LETTERHEAD]
                                  NEWS RELEASE
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NATIONAL TECHTEAM, INC. is a premier provider of DESKTOP MANAGEMENT SERVICES to large national and multi-national corporations, government agencies and service organizations. The Company offers its services through three global units: (i) CORPORATE SERVICES, which provides corporations with desktop management and related support services including help desk, network management & systems integration, custom training, and technical staffing. (ii) OEM CALL CENTER SERVICES, which provides end user customers of its clients with inbound telephone support for their computer products; and (iii) TECHTEAM CAPITAL GROUP, which consists primarily of leasing computer-related hardware and integrated services to corporate customers. National TechTeam is traded under the symbol "TEAM".

Information about National TechTeam and its services is available at http://www.techteam.com or by calling 1-800-522-4451.

The foregoing contains forward-looking statements. The matters expressed in such statements are subject to numerous uncertainties and risks including but not limited to general economic conditions in the markets in which TechTeam operates, fluctuation in demand for computer related services and products, and current expectations of TechTeam or its management. Should one or more of those uncertainties or risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described as forward-looking statements. TechTeam does not intend to update those forward-looking statements.


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